Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Our report on our audit of the financial statements of Alfacell Corporation as of July 31, 2003 and for the year then ended and on the statements of operations, changes in stockholders' deficiency and cash flows for the period from August 24, 1981 (date of inception) to July 31, 2003, included in this Annual Report on Form 10-K for the year ended July 31, 2003, is dated September 26, 2003, except for Note 18, which is as of October 14, 2003 and contains an explanatory paragraph relating to the ability of the Company to continue as a going concern. We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 33-81308) previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933.


                                        /s/ J.H. COHN LLP

Roseland, New Jersey
October 27, 2003